Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Stock Incentive Plan of Airvana, Inc of our reports dated February 20, 2009, with respect to the consolidated financial statements of Airvana, Inc. included in its Annual Report (Form 10-K) for the year ended December 28, 2008, and the effectiveness of internal control over financial reporting of Airvana, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 20, 2009